As filed with the Securities and Exchange Commission on November 19, 2004.
                           Registration No. 333-119010


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               Amendment No. 2 to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            GETTING READY CORPORATION
                 (Name of small business issuer in its charter)

          Delaware                        5999                     30-0132755
      (State or other               (Primary Standard            (IRS Employer
jurisdiction of corporation     Industrial Classification        Identification
       or organization)                 Code Number)                 Number)

                               8990 Wembley Court
                             Sarasota, Florida 34238
                                 (941) 966-6955
   (Address and telephone number of registrant's principal executive offices)

                                 Sheldon R. Rose
                             Chief Executive Officer
                               8990 Wembley Court
                             Sarasota, Florida 34238
                  Ph. (941) 966-6955 Fax:(941) 966-0166 (Name,
               address and telephone number of agent for service)

                         Copy of all communications to:

                             Arthur S. Marcus, Esq.
                 Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
                               101 E. 52nd Street
                               New York, NY 10022
                               Ph. (212) 752-9700
                               Fax: (212) 980-5192

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: |_|


                                       (i)

                                            CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
Title of Each Class of            Amount to be       Proposed Maximum      Proposed Maximum      Amount of
  Securities To be                 Registered       Offering Price Per    Aggregate Offering   Registration Fee
     Registered                                           Share                 Price (1)
---------------------------------------------------------------------------------------------------------------
Common Stock, par value            3,910,500                2.37              $9,267,885          $1,174.24*
$.0001 per share

(1) The shares included herein are being distributed to the stockholders of Celerity Systems, Inc. No consideration will be received by Getting Ready Corporation or Celerity in consideration of such distribution. Consistent with Rule 457(f)(2), since there is no market for the shares being distributed, the filing fee is based on 1/3 of the par value of the securities being registered.

*Previously paid.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, Dated November 19, 2004


                            Getting Ready Corporation
                        3,910,500 Shares of Common Stock

      This prospectus relates to the distribution by dividend to all of the stockholders of Celerity Systems, Inc. of 3,910,500 shares of Getting Ready Corporation Common Stock. Getting Ready Corporation is not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by Getting Ready Corporation


      Holders of Celerity's common stock, will receive one share of our Common Stock for every 1,224.442 shares of Celerity's common stock that they hold. Following the distribution, 5% of our outstanding Common Stock will be held By shareholders of Celerity, 2.5% will be held by Celerity and 91.85% of our Common Stock will be beneficially owned by our affiliates.


      You will be required to pay income tax on the value of the shares of our Common Stock received by you in connection with this distribution.

      Currently, no public market exists for our Common Stock.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 7.

      Celerity is facilitating the distribution of shares of Common Stock in this offering and is deemed to be an underwriter.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is November __, 2004.

                                TABLE OF CONTENTS

Prospectus Summary                                                   3- 5
Risk Factors                                                         7-10
Use of Proceeds                                                      12
Management's Discussion and Analysis of Financial
   Condition and Results of Operations                               13-18
Business                                                             19-24
Legal Proceedings                                                    25
Management                                                           26
Executive Compensation                                               27
Certain Relationships and Related Transactions                       28
Principal Stockholders                                               29
Description of Securities                                            30-31
The Distribution                                                     32-35
Plan of Distribution                                                 35
Legal Matters                                                        35
Experts                                                              35
Where You Can Find Additional Information                            35
Financial Statements                                                 F-1 - F-13

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this prospectus. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under "risk factors," and our financial statements and the accompanying notes. Unless otherwise indicated, (a) the term "year," "fiscal year" or "fiscal" refers to our fiscal year ending September 30th, and (b) all shares data gives effect to our 11.103125 for 1 stock split effective in July 2004.

Overview


      Getting Ready Corporation was incorporated in Delaware on November 26, 2002. GRC intends to open Mother Supercare Centers in target areas across the United States. The Mother Supercare Centers are centers that will provide women who are planning to start a family, are pregnant or have recently had a baby, with a one-stop destination offering educational classes, counseling services, fitness training, spa facilities and retail shopping. Emphasis will be placed on educating women on their overall health, fitness and emotional well being from the time they decide to conceive through the postnatal period. Educational and counseling services will be provided by expert licensed professionals, certified childbirth educators and lactation consultants. We intend to offer franchise opportunities for others to duplicate the Mothers Supercare Centers concept. Our management believes that there is a strong need to combine physical health, fitness and emotional well being with education, convenience and service relating to a woman's pregnancy, childbirth and the postpartum experience. We currently have no revenue generating operations and our financial statements have been prepared assuming that we will continue as a going concern. For the years ended September 30, 2003 and 2004, we had net losses of $ 33,185 and $324,543, respectively.


      On August 1, 2004, the Company entered into a Business Development Agreement with Celerity Systems, Inc. pursuant to which it issued to Celerity 5,925,000 shares of its Common Stock in exchange for certain services to be provided for us by Celerity. In September, 2004, Celerity announced its intention to distribute 3,910,500 shares of our Common Stock to Celerity shareholders upon the effectiveness of required Securities Exchange Commission filings and final approval by the Board of Directors of the terms and conditions of the distribution.

Why Celerity Sent This Document To You

      Celerity sent you this document because you were an owner of Celerity's common stock on the record date. This entitles you to receive a distribution of one share of Common Stock of Getting Ready Corporation for every 1,224.442 shares of Celerity that you owned on that date. No action is required on your part to participate in the distribution and you do not have to pay cash or other consideration to receive your Getting Ready Shares. Celerity is acting as an underwriter in connection with the distribution. Celerity is acting as an underwriter in connection with the distribution.

      This document describes Getting Ready business, the relationship between Celerity and Getting Ready, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of Getting Ready Shares that you will receive in the distribution. You should be aware of certain risks relating to the distribution and our business, which are described in this document beginning on page 8.

About Us

      Our principal office is located at 8990 Wembley Court, Sarasota, Florida 34238. Our telephone number is (941) 966-6955.

                           SUMMARY OF THE DISTRIBUTION

Distribution

On the distribution date, the distribution agent identified below will begin distributing certificates representing our Common Stock to Celerity stockholders. You will not be required to make any payment or take any other action to receive your shares of our Common Stock. The distributed shares of our Common Stock will be freely transferable unless you are one of our affiliates or you are issued shares in respect of restricted shares of Celerity common stock.

Distribution Ratio

Celerity will distribute to its stockholders an aggregate of 3,910,500 shares of Common Stock. The number of shares that each Celerity shareholder receives is based on dividing the total shares of Celerity outstanding on October 20, 2004 (4,788,180,403) by 3,910,500. For every 1,224.442 shares of Celerity common stock that you owned of record on October 20, 2004, you will receive one share of our Common Stock.

Our relationship with Celerity after the distribution


Prior to the distribution, Celerity and us have entered into a business development agreement to provide certain services to us in exchange for 5,925,000 shares of our common stock. Celerity will provide us with, upon request, assistance including significant guidance and counsel in management, operations or business objectives and policies. Such assistance may include strategic and financial planning, designing budgets and control systems. Celerity is facilitating the distribution of the 3,910,500 shares and is an underwriter in the distribution.


Stockholder Inquiries

Any persons having inquiries relating to the distribution should contact the Shareholder Services department of Island Stock Transfer, the distribution agent, at 100 First Avenue South, Suite 212, St. Petersburg, Florida, 33701 or Getting Ready, in writing at Getting Ready Corporation 8990 Wembley Court, Sarasota, Florida 34238 Attention: Sheldon R. Rose, CEO, or by email at getting-ready@comcast.net, or by telephone at (941) 966-6955.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                             SUMMARY FINANCIAL DATA


      The following summary financial and other data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation," "Capitalization," the statistical information set forth under the heading "Business," and the financial statements and related notes of Getting Ready Corporation, appearing in this Prospectus beginning on page F-1. The selected financial data for the fiscal year ended 2003, was derived from our audited financial statements.


Selected Statements of Operations Data


                                                      Period              Period
                                                    November 26,        November 26,
                                                    2002 (Date of       2002 (Date of
                                   Year Ended    Inception) through  Inception) through
                                  September 30,     September 30,       September 30,
                                      2004              2003                2004
                                                                         (Unaudited)
Operating costs                    $  31,285          313,004             $ 344,289
Net loss                           $ (33,185)         324,543             $(357,728)
Net loss per share                 $    (.00)            (.01)            $    (.01)

Selected Balance Sheet Data

                                                 September 30,
                                                     2004
Current Assets                                     $307,355
Total Assets                                       $326,374
Current Liablities                                 $148,681
Total Stockholders' Equity (Deficit)               $(40,645)

                                  RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information in this information statement. The following risks relate principally to the distribution and Getting Ready Corporation's business.

      The risk factors below contain forward-looking statements regarding the distribution and Getting Ready. Actual results could differ materially from those set forth in the forward-looking statements. See Cautionary Statement Regarding Forward-Looking Statements below.

Risks Related To Our Business

Since our financial statements have been prepared assuming that we will continue as a going concern it may affect our ability to raise financing and/or obtain credit from vendors.


      We have received a report from our independent auditors for our fiscal year ended September 30, 2004 containing an explanatory paragraph that describes the uncertainty regarding our ability to continue as a going concern. The reasons for the going concern qualification are our lack of revenues and history of net losses, as well as the fact that at the time of the audit, we did not have access to sufficient committed capital to meet our projected operating needs for at least the next 12 months.


      Management's plans may not be successful or other unforeseeable actions may become necessary. Any inability to raise capital may require us to reduce the level of our operations. In addition, the existence of the going concern opinion may make it more difficult for us to obtain additional financing or receive credit from vendors on acceptable terms.

      It will take significant time from when you receive your shares until we begin to generate revenues.

      Following this offering, we intend to file an additional registration Statement to register the shares of our common stock issuable in the event that we draw down against the line of credit that Cornell has granted us. The registration statement registering the shares underlying the equity line may take significant time to go effective. In addition, we estimate that it will take at least 9 months after the equity line is available to open our first Mothers Supercare Center, thus there will be a significant delay from when you receive your shares until we begin to generate revenues. This may have a negative effect on the value of our shares that you receive.


The standby equity distribution agreement and convertible debentures contain certain covenants prohibiting us from raising capital from others or pledging assets to other lenders


      The standby equity distribution agreement and convertible debentures contain covenants that restrict the following activities:

o Raising capital from the sale of stock or other securities convertible into stock from anyone other than the lender;

o Granting a security interest in our assets, which security interest may be needed in order to obtain borrowings or capital from a lender.

      The existence of these covenants may severely limit our ability to borrow money or raise capital from the sale of stock of convertible securities because any potential lender will likely require collateral in the form of a security interest on our assets to secure a loan and other purchasers who may want to lend us money may be precluded from doing so without Cornell's consent of our stock or convertible securities may want to pay a discount to the market price of our stock.

Existing shareholders will experience significant dilution from our sale of shares under the standby equity distribution agreement

      The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower the stock price is, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

The sale of our stock under our standby equity distribution agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

      The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the standby equity distribution agreement could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a shareholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

There has been no market for our common stock and even when our shares begin to be traded on the OTC bulletin board we cannot predict the extent to which a trading market will develop.

      Before the distribution, there has been no market for our common stock. Even when our shares begin to trade on the OTC Bulletin Board it is likely that our common stock will be thinly traded. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop or be sustained after this offering.

We may not be able to access sufficient funds under the standby equity distribution agreement when needed.

      We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the standby equity distribution agreement, in large part. No assurance can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the standby equity distribution agreement will decline.

      There are additional restrictions on our ability to request advances under the standby equity distribution agreement. For example, our ability to request an advance is conditioned upon us registering the shares of common stock with the SEC. Further, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital partners owning more than 9.9% of our outstanding common stock. Even if we request advances the amount of each advance, (after the first advance), is limited to a maximum draw down of $300,000 every 7 trading days.

Our common stock is deemed to be a "Penny Stock," which may make it more difficult for investors to sell their shares due to suitability requirements.


      Our common stock is deemed to be a "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market of our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. Broker-dealers seeking to effect transactions in penny stocks are required to furnish customers with detailed information which among other things includes a clear statement of the risk of an investor losing their entire investment, the dealers' bid and offer price for the stock, the amount of compensation the dealer or any associated person will receive in the transaction and a monthly statement setting forth the identity and number of shares of stock held for the customer's account and the market value of such securities. In addition, the dealer must determine that the shares are suitable for the customer and receive a written affirmation from the customer that he has the requisite knowledge and financial experience to evaluate the risks of purchasing the shares. This could cause our stock price to decline and discourage dealers from engaging in transactions in our shares. Penny stocks are stocks:


      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 of less than $6.0 million for the last three years.

      It will take significant time from when you receive your shares until we begin to generate revenues.

      Following this offering, we intend to file an additional registration Statement to register the shares of our common stock issuable in the event we draw down against the line of credit that Cornell has granted us. The registration statement registering the shares underlying the equity line may significant time to go effective. In addition, we estimate that it will take at least 9 months after the equity line is available to open our first Mothers Supercare Center, thus there will be a significant delay from when you receive your shares until we begin to generate revenues. This may have a negative effect on the value of our shares that you receive.

We are relying on Celerity to provide us significant guidance and counsel in the management of our company and Celerity has no significant experience in providing such guidance to companies in our industry.

      We have a relatively small management team (three members) and are relying on the management of Celerity to assist us with respect to many aspects of our duties and challenges of being a public company. Celerity has not performed such service for other companies in the past nor do they have familiarity with operating companies in our business. Celerity's previous business related to set-top TV boxes which are unrelated to our business. In the event that Celerity is unable to provide us the proper guidance, we will have to hire additional employees which would increase our costs.


We face aggressive competition in many areas of the business and our business will be harmed if we fail to compete effectively


      We encounter aggressive competition from numerous competitors in many areas of our business. In the fitness area, the Company believes that its two primary competitors will be "Curves for Women" and "Shapes for Women". In the retail area, the Company believes that its primary competitors will be "Babies R Us", Walmart and Target. In the childbirth education area its primary competitor is "Lamaze" which is a non-profit organization that teaches its own childbirth method. With respect to spa services, there are many hotels that offer spa services and there are many private spas. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. We may not be able to compete effectively with these competitors. To remain competitive, we must develop new products and services and periodically enhance our existing products in a timely manner. We anticipate that our ability to compete in the industry will depend on our ability to enhance existing products and services and to offer successful new products and services on a timely basis. We have limited resources and must restrict product development efforts to a Relatively small number of projects.

Our Management team consists of only three people and may not be sufficient to successfully operate our business.

We have only recently assembled our management team as a result of our relatively limited activities to date. In addition, we have only three management members which may be insufficient to run our operations. As a result, we may be unable to effectively develop and manage our business and we may fail. Our CEO filed for personal bankruptcy in 2001 which may cause vendors to be reluctant to give us favorable credit terms. Sheldon Rose, our CEO filed for personal bankruptcy in 2001. He had guaranteed obligations of his company and infused much of his personal wealth in the business which was in the dot com industry. As a result of his bankruptcy certain vendors (especially those who would require a personal guarantee) may be reluctant to give us credit on favorable terms.


We will incur increased expenses if the business development agreement with Celerity is terminated

We entered into a Business Development Agreement with Celerity pursuant to which Celerity will, upon request, assist us in managerial assistance, including significant guidance and counsel in management, operations or business objectives and policies. Such assistance may include strategic and financial planning, designing budgets and control systems. In the event that Celerity is unsuccessful in performing such services, we will be required to seek other third parties to assist us in this process, which will increase our costs.

We are subject to government regulation and failure to comply with these regulations could result in our inability to offer some of the services that we intend to provide an in certain circumstances fines or penalties.

      Our operations and business practices will be subject to federal, state and local government regulations in the various jurisdictions in which our Mothers Supercare Centers will be located, including:

      o general rules and regulations of the Federal Trade Commission (the "FTC"), state and local consumer protection agencies and state statutes that prescribe provisions of membership contracts and that govern the advertising, sale, financing and collection of membership fees and dues; and

      o     state and local health regulations;

Our failure to comply with these statutes, rules and regulations may result in our inability to offer some of the services that we intend to provide and in certain circumstances fines or penalties.

The Company could face lawsuits in its business.

The Company may be subject to claims and lawsuits from time to time arising from the operation of its business, including claims arising from accidents or from the allegedly negligent provision of massage therapy services. Damages resulting from and the costs of defending any such actions could be substantial. Although

The Company may face personal injury claims, professional liability claims and other business-related claims including, but not limited to, claims related to the allegedly negligent provision of massage therapy services. There can be no assurance that the Company will be able to obtain and maintain proper insurance coverage, or that it will ultimately prove to be adequate.


Risks Relating to the Distribution

The distribution of our shares will result in substantial tax liability

      You will be required to pay income tax on the value of your shares of our Common Stock received as a dividend. The dividend will be taxed as ordinary income to the extent of the value of the shares you receive. In addition, you may have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

Substantial sales of our shares may have an adverse impact on the trading price of our common stock

      After the distribution, some of Celerity's stockholders may decide that they do not want shares in a company engaged in our business, and may sell their shares of our common stock following the distribution.

      Based on the number of shares of Celerity common stock anticipated to be outstanding on the record date, Celerity will distribute to Celerity stockholders a total of approximately 3,910,500 our shares. Under the United States federal securities laws, substantially all of these shares may be resold immediately in the public market, except for shares held by affiliates of ours We cannot predict whether stockholders will resell large numbers of our Shares in the public market following the distribution or how quickly they may resell these our shares. If our stockholders sell large numbers of our shares over a short period of time, or if investors anticipate large sales of our shares over a short period of time, this could adversely affect the trading price of the our shares.

There has not been any prior trading market for our shares and a trading Market for our shares may not develop

      There is no current trading market for our shares, although a when-issued trading market may develop prior to completion of the distribution. We anticipate that our shares will be traded on the Over The Counter Bulletin Board under the proposed symbol "GRCI".

      Our shares may not be actively traded or the prices at which our shares will trade may be low. Some of the Celerity stockholders who receive our shares may decide that they do not want shares in a company in a business like ours and may sell their our shares following the distribution. This may delay the development of an orderly trading market in our shares for a period of time following the distribution. Until our shares are fully distributed and an orderly market develops, the prices at which our shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for our shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, our results of operations, what investors think of us and the desirability of our industry, changes in economic conditions in our industry, and general economic and market conditions. Market fluctuations could have a material adverse impact on the trading price of the our shares.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Our Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                                 USE OF PROCEEDS

      We will receive no proceeds from the distribution of securities in this distribution.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                            AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Prospectus.

      This filing contains forward-looking statements. The words "anticipated," "believe," "expect," "plan," "intend," "seek," "estimate," "project," "could," "may," and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management's current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve market penetration and customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

      To date our operations have been limited to the development of our business plan, the selection of the sites for our first two Mothers Supercare Centers, research on the products and services that we intend to offer at the centers and the formation of our management team. Although our operations have been limited, we believe that there is a demand for the type of products and services that we intend to offer. Our strategy is to capture and keep the female customer from the time she decides to start a family through the early years of her infant's life by selling related products and providing continued service throughout that entire time period.

PLAN OF OPERATIONS

      Because we have not recorded any revenues to date and we did not have any access to Committed financing, we have prepared our financial statements with the assumption that there is substantial doubt that we can continue as a going concern. Our ability to continue as a going concern is dependent on our ability to effect our Plan of Operations and thus derive revenues from operation and our access to the financing under the equity line of credit.

      During the next 12 months, we intend to establish one Mothers Supercare Center and achieve 80% completion of the second center. The Center will be developed to provide an environment that sparks customer interest, excitement and loyalty. The Company will utilize consultants to create this retail brand experience from strategy, design, branding and architecture. The Center will consist of an education area, fitness area, spa services area, retail area and a socialization area.

      We intend to utilize funds from the equity line of credit to finance the construction and initial staffing of the two centers. We believe that we will be able to derive revenues from the following packages offered to our clients.

      Educational classes in areas such as: childbirth education, prenatal and postnatal programs; fitness training classes for prenatal and postnatal women; spa services, the retail sale of products for expectant mothers and infants offered in our centers via our catalog and on our web site.

      We intend to charge new customers a registration fee to join a Mothers Supercare Center, as well as a monthly fee to maintain their membership privilege. Certain of our classes will require an additional fee to participate. In addition, we expect to derive revenues by offering traditional spa services such as massages and beauty treatments which services will specifically be designed for the prenatal and postnatal woman.

      Once our first two Mothers Supercare Centers are established, we intend to offer others the opportunity to franchise our name and concept. In addition, to paying an upfront franchise fee and a percentage of profits, franchisees will be required to purchase our products and services creating an additional source of revenue.

      We intend to achieve a customer base by targeting hospitals, obstetricians and gynecologists, pediatricians, lactation consultants, registered nurses and mid-wives, birthing centers, doulas, infertility centers, pre-school centers, childcare centers, religious institutions, corporations and retail establishments within a 30 mile radius of our Centers. We intend to hire sales representatives to visit such establishments and distribute advertising and promotional literature at such places. We also intend to advertise through a variety of mediums, including, but not limited to, local newspapers, local radio and television stations, through trade journals, mass mailings and our web site.

      A significant portion of our activities to date is centered around determining the sites for our first two Mothers Supercare Centers. We have chosen the two proposed sites by utilizing our marketing research databases. The first two centers will be located in or around the town of Weston in Broward County, Florida and the Monmouth/Ocean/ Middlesex County areas of New Jersey. These two centers met our demographic criteria. We expect that the Centers will occupy approximately 8,000 square feet.

      We intend to sell products designed for the expecting or new mother, as well as infant/toddler items. These products will be sold through three channels
- at the Mother Supercare Center, in our catalogue or on our web site. Products that we expect to offer at our store, as well as in our catalogue and web site include maternity and infant products, nutritional, health and beauty products, and items regarding fitness and physical and emotional well being.

      Some products to be sold at our centers will be purchased directly from vendors and will be held as inventory. Because we desire to reduce the need for significant expenditures on inventory, other products will be available to us and our customers on a drop-ship basis from selected manufactures. We intend to publish a catalogue of all products that we offer in our Center and through our web site. This catalogue will be distributed through our centers, doctors' offices, hospitals, and direct mail. The catalogue will also provide articles that would contribute to the educational process for the women and their families.


      To date our operations have been extremely limited and we have not yet derived any revenues. Our primary costs have been for the purchase of equipment and web site development, as well as professional fees and expenses. We have developed approximately 40% of our educational curriculum. Our efforts continue in developing prenatal and postnatal curriculum. We have established approximately 20% of our retail program and continue to seek out products and services that we believe will be desired. We have spent approximately $27,000 on the development of our web site (mothersbaby.com). We believe that approximately 15% of the web site program has been completed. We estimate the planned website to be completed in the 6th month, and will require an additional $50,000 plus $10,000 for center #2 totaling $60,000. We also have taken certain steps in developing our catalog. Approximately 10% of such program has been completed under the name "New Life." Since inception, we have incurred a net loss of approximately $357,728.


      We believe that it will cost approximately $4.25 million to open the two centers. These costs will include initial construction costs, rent, the purchase of equipment and the limited purchase of inventory for sales at the Centers and via our catalog and web site. We estimate that the first center will cost approximately $2.5 million and the second center will cost $1.75 million. The difference in the costs relate to the fact that the first center will absorb all management compensation and other non-recurring expenses. We intend to devote approximately $450,000 to marketing and branding activities. We also have budgeted approximately $650,000 for wages and consultant's fees. We also expect to obtain liability insurance once we begin the operations of our centers. This will be part of the money allocated to working capital. We will not be obligated to pay any wages and we will not incur any consulting expenses until the equity line of credit is accessible.

      Over the next 12 months we expect to expend approximately $3,800,000 on our operations. The following table estimates our costs to open the two centers:

                                                      Center 1          Center 2
                                                      --------          --------
Marketing and branding activities ............       $  450,000       $  300,000
Wages and consulting fees ....................       $  650,000       $  300,000
Rent .........................................       $  300,000       $  300,000
Computers/Network ............................       $   60,000       $   30,000
Web Design/Hosting ...........................       $   50,000       $   10,000
Inventory ....................................       $   60,000       $   60,000
Equipment ....................................       $  200,000       $  200,000
Fixtures .....................................       $  100,000       $  100,000
Working Capital ..............................       $  630,000       $  450,000

                                                     $2,500,000       $1,750,000

* Center #2 will require only $1,300,000 in the next 12 months and will only be 80% complete

Total 12 month requirement $3,800,000

Until we open the first center and begin to generate revenues our only source of funds will be utilizing our equity line of credit. As discussed in the Liquidity and Capital Resources section below, our ability to draw down funds under the equity line will be limited by several factors.

Liquidity and Capital Resources


      To date we have funded our operations from loans from the Company's Chief Executive Officer and his family. These loans, which are unsecured total approximately $132,310 and bear interest at 12% per annum and are due in January 2005. If the equity line is unavailable at the time such loans become due our CEO and his family will wait until it is accessible to require repayment. We intend to use proceeds from the Equity Line of Credit to repay these loans. Our CEO has indicated that he will continue to make advances on behalf of the Company but does not intend to make advances in an amount that will be sufficient to develop the centers.


      To date, we have incurred substantial losses, and will require financing for working capital to meet our operating obligations. We anticipate that we will require financing on an ongoing basis for the foreseeable future, which will be provided by the equity line described immediately below.


      In July 2004, we entered into an Equity Line of Credit Agreement. Under this agreement, we may issue and sell to Cornell Capital Partners Common Stock for a total purchase price of up to $10.0 million. We will be entitled to commence drawing down on the Equity Line of Credit when the Common Stock under the Equity Line of Credit is registered with the Securities and Exchange Commission and the authorization for quotation on the National Association of Securities Dealers Over the Counter Bulletin is obtained and will continue for two years thereafter. The purchase price for the shares will be equal to 95% of the market price, which is defined as the lowest closing bid price of the Common Stock during the five trading days following the notice date. A cash fee equal to six percent (6%) of the cash proceeds of the draw down is also payable at the time of funding. To date, we have not drawn down on the Equity Line of Credit and as a result of limitations on the amount of shares that Cornell may hold at any one time, dollar and frequency limitations on our ability to draw down on the line it may take a substantial period of time to be able to access significant funds under the equity line.


      We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Standby Equity Distribution agreement, in large part. No assurance can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the standby equity distribution agreement will decline.

      In addition, the standby equity distribution agreement and convertible Debentures contain certain covenants prohibiting us from raising capital from others or pledging assets to other lenders. The standby equity distribution agreement and convertible debentures contain covenants that restrict the following activities:

      o Raising capital from the sale of stock or other securities Convertible into stock from anyone other than the lender;

      o Granting a security interest in our assets, which security interest may be needed in order to obtain borrowings or capital from a lender.

      The existence of these covenants may severely limit our ability to borrow money or raise capital from the sale of stock of convertible securities because any potential lender will likely require collateral in the form of a security interest on our assets to secure a loan and other purchasers who may want to lend us money may be precluded from doing so without Cornell's consent.

The Company believes that funds from the equity line, coupled with revenues from the operations of the first center and to a lesser extent, the second center when opened will be sufficient to fund its operations for next 24 months.

Critical Accounting Policies

The critical accounting policies followed are:

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      We believe that the following critical policies affect our more significant judgments and estimates used in preparation of our financial statements.

      The Company's financial instruments include cash, accounts payable and notes payable. The carrying amounts of these financial instruments approximate their fair value, due to the short-term nature of these items. The carrying amount of the notes payable approximates their fair value due to the use of market rates of interest.

      Furniture and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, principally three to five years. Accelerated methods are used for tax depreciation. Maintenance and repairs are charged to operations when incurred. Betterments and account and related accumulated depreciation account are relieved, and any gain or loss is included in operations. When furniture and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.


      The Company has incurred deferred offering costs in connection with raising additional capital through the sale of its common stock. These costs have been capitalized and will be charged against additional paid-in capital should common stock be issued for cash. As of September 30, 2004, no proceeds had been realized from the current offering and the costs incurred were charged to operations.


Effect on Recent Accounting Pronouncements

      In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement addresses the accounting for certain financial instruments that, under previous guidance, could be accounted for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in the statement of financial position. In addition, SFAS No. 150 also requires disclosure about alternative ways of settling the instruments and the capital structure of certain entities. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement has had no material effect on the Company's financial statements.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" (the "Interpretation"). The Interpretation requires the consolidation of variable interest entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual, or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise that has controlling financial interest through ownership of a majority voting interest in the entity. The Interpretation was originally immediately effective for variable interest entities created after January 31, 2003, and effective in the first quarter of the Company's fiscal 2004 for those created prior to February 1, 2003. However, in October 2003, the FASB deferred the effective date for those variable interest entities created prior to February 1, 2003, until the Company's second quarter of fiscal 2004. The adoption of this statement has had no material effect on the Company's financial statements.

BUSINESS

Background

      Getting Ready Corporation, was incorporated in Delaware on November 26, 2002. We intend to open Mother Supercare Centers in target areas across the United States. The Mother Supercare Centers will provide women who are planning to start a family, are pregnant or have recently had a baby, with a one-stop destination offering pregnancy, childbirth and parenting educational classes, nutritional counseling health and fitness classes and training and spa services, retail catalog and internet shopping for women's and infant's products related to pregnancy through the infant's first year of life. Emphasis will be placed on educating women about pregnancy, childbirth, and parenting, nutrition and the overall health, fitness and emotional well- being of themselves and their families from the time they decide to conceive through the infant's first year of life. Pampering spa services such as massages, facials, pedicures and manicures will be offered to enhance the woman's feeling of physical and emotional well-being. Educational and counseling services will be provided by expert licensed professionals, certified childbirth educators and lactation consultants.

      After the development and implementation of two model Centers, we intend to franchise the Mothers Supercare Centers concept. Our management ("Management") believes that there is a strong need for a new and innovative approach to providing the education, health needs, fitness training, emotional well-being, spa services, and women's and infant's products related to a woman's pregnancy, childbirth and the postpartum experience and the infant's first year of life. We have not generated any revenues to date and our activities have been limited to developing our plan of operations, including market research, and the selection of the location for our first two facilities. We will not have the necessary capital to develop our business plan until we are able to access funds from our equity line of credit. See "Management's Discussion and Analysis Plan of Operations" and "Liquidity and Capital Resources".

      The following description of our business is intended to provide an understanding of our company and the direction of our strategy.

Strategy and Products and Services

      We believe that there is a strong need for a new and innovative approach to providing the educating health needs, fitness training, emotional well-being, spa services, and women's and infant's product related to a woman's pregnancy, childbirth and the postpartum experience and the infant's first year of life. Mothers Supercare Centers are intended to be a convenient one-stop center for all of the needs of women from pregnancy through postpartum and the needs of infants through the first year of life.

      Through our planned Mother Supercare Centers, we intend to create a caring and stress-free learning environment that combines education services, health and fitness services, and emotional well-being spa services with the ability to purchase products designed specially for women who are in any phase of the childbearing process from planning a family through the newborn's first year of life. The Mothers Supercare Centers will be safe, relaxing and convenient facilities that pamper and cater to woman's physical, mental and emotional needs from pregnancy through the infant's first year of life. There will also be the convenience of shopping with the knowledge that only the safest and most highly recommended products for her and her infant will be available for sale.


      The first step in keeping a baby and its mother safe is careful selection of products.We will make purchasing decisions while keeping safety in mind. The Juvenile Products Manufacturers Association (JPMA) has developed a unique Certification Program that has been guiding parents for more than 20 years. The American Society for Testing Materials (ASTM), a highly regarded non-profit Organization publishes the voluntary standards used in the JPMA Certification Program. Industry members work together with the U.S. Consumer Product Safety Commission, consumer groups and other interested parties to develop the standards. We will offer products that are compliant with ASTM and JPMA certification standards.


      Mr. Rose, was previously on such a certification committee with the JPMA in conjunction with ASTM and CPSC on the Certification of crib bumper string
(cord) lengths. Future plans will be to designate an executive of ours to be a part of such a committee.

      We will check daily product recalls and safety news from the Consumer Product Safety Commission web site http://www.cpsc.gov and will react accordingly.

      We will check with Consumer Reports Magazine and other Journals to access safety news and trends.

      We will hire only the most qualified professional staff. All registered nurses, physical therapists, massage therapists, and esthesticians will be licensed by the State. All childbirth educators, lactations consultants and pregnancy and postpartum fitness professionals will be certified. Hiring the most qualified professional staff will increase safety and decrease risks for the woman. In addition, special attention will be given to increasing the woman's safety through the architectural design of the center, eg. no stairs and installation of a well-padded floor in the concierge area.

      We intend to engage certified childbirth educators and lactation consultants to provide on-site instructional services and educational expertise.Yoga Masters, licensed professional masseuses, nutritionists, licensed etheticians, as well as licensed physical therapists and certified fitness instructors will be engaged to provide their specific services. Our goal is to capture the consumer from planning a family through birth and beyond for a minimum of twelve (12) months. During a pregnancy and immediately after the birth of a child, new parents spend substantial amounts of time with childbirth educators and maternity nurses seeking information on healthcare issues, the birth process and infant care. The Mothers Supercare Centers are intended to be a place where new and expecting mothers can connect, communicate and share their concerns and issues related to pregnancy, parenting and infant care with professionals and their peers.

      We intend to offer a wide variety of educational and fitness and spa services with varying fees. We believe that these fees will be both affordable and competitive in terms of the quality and variety of services provided at the Centers. New customers will be charged a registration fee upon admission and a monthly fee each month to maintain their membership privilege.

      We intend to develop our reputation by placing heavy emphasis on our licensed/certified professional staff, expert consultants, and to dispense extensive and the most up-to-date information and pre-natal, post-natal and infant care products available for women and their infants today.

      We intend to offer the customer numerous options and choices for services and products, as well as educational counseling. We will offer educational information and counseling in areas ranging from achieving conception through issues related to the expectations during the first year of a newborn's life. We will advise mothers on exercise and proper fitness, prior to and during pregnancy, childbirth and the postpartum periods, and proper nutrition and diet. Areas of education will also include holistic and complementary health care alternatives in additional to traditional healthcare, yoga and meditation as well as traditional exercise, strength training, and pre and post natal exercise classes.

      Each Mother Supercare Center will have an area for fitness training and spa services, designed specifically for the pregnant or postpartum woman. While there are a few health clubs that provide some fitness training, with some modifications, for women during pregnancy, this is not their main focus of training. There are several large fitness centers that cater to fitness and weight loss clients, but not specifically pregnant or postpartum women. Many women are reluctant to work out at a regular fitness center because of their changing bodies during pregnancy and their altered shape during the postpartum period. Also, most regular fitness centers base their training for the pregnant or postpartum woman on their usual training programs with only some modifications. The Mother Supercare Center will offer safe and appropriate fitness programs designed specifically for the pregnant and postpartum woman taught by certified fitness educators who are experts in the pregnancy and postpartum fitness area. Upon joining the Center, the woman will meet with a fitness counselor who will develop a personalized fitness program for the woman which emphasis the proper physical exercises for childbirth, as well as guidance on the best way to lose weight after pregnancy and regain muscle tone. This personalization may evolve into offering personal training services for an additional fee.

      We intend to sell products designed for the expecting or new mother, as well as infant/toddler items. These products will be sold through three channels
- at the Mother Supercare Center, in our catalogue or on our web site. Products that we expect to offer at our store, as well as in our catalogue and website include maternity and infant products, nutritional, health and beauty products, and items regarding fitness and physical and emotional well-being.

      Some products to be sold at our centers will be purchased directly from vendors and will be held as inventory. Because we desire to reduce the need for significant expenditures on inventory, other products will be available to us and our customers on a drop-ship basis from selected manufacturers. We intend to publish a catalogue of all products that we offer in our Center and through our website. We currently have no material arrangements with third parties. This catalogue will be distributed through our centers, doctors' offices, hospitals, and direct mail. The catalogue will also provide articles that would contribute to the educational process for the women and their families.

      We intend to maintain an Internet web site. The "Getting Ready" website will be intended to (a) provide a forum for offering educational information to Mothers Supercare Center members, (b) offer a means of communication about our Mother Supercare Center class schedules, class descriptions, and description of fitness and spa services available and (c) generate revenue through retail e-commerce services. The web site will offer the following sections:

            Education - Members of the Mothers Supercare Center will be able to use the Company's website to go online and access information and articles that will support the educational programs taught at the Mothers Supercare Center.

            Ask an Expert - The members of the Mothers Supercare Centers will be able to ask questions and receive information and advice from expert physicians, registered nurses, certified childbirth educators and lactation consultants, registered physical therapists, licensed estheticians and a host of other specialists during the prenatal and postpartum period through the infants first year of life.

            On-line Communities (Chat Rooms) - There will be scheduled chats on specific topics (such as "Discomforts of Pregnancy" or "Is there Life after Childbirth: Coping during the Postpartum Period?" as well as an Open Chat Room where members of the Mothers Supercare Centers will be able to go online and discuss with other members (within the center and other centers) personal experiences during the prenatal, postnatal and parenting periods.

      We intend to offer companies in the prenatal and postpartum market the opportunity to advertise in our catalogue and on our website. We believe that we will be a desired medium for these companies with our focused customer and built in Mother Supercare Center membership list.

      By obtaining, analyzing and using the information obtained from our customer base, we will be able to refine program offerings and provide better services to our customers. Also, our knowledge about a given customer will enable us to provide timely and demographically targeted news and information. For example, just prior to when a child is learning to walk, we can send an e-mail to the parents offering educational and product offerings that will enhance that child's ability to perform such a task. In addition, spa specials and other promotions will also be included in the e-mail.

Our Planned Mothers Supercare Centers

      We have identified the geographical areas for our first two Mother's Supercare Centers. We utilized the GEO Marketing Research database to select areas with the desired demographics. The search combined a variety of database, including the U.S. census Bureau 2000 Database, the Fertility of American Women June 2000 Database, The American Hospital Association Database and the Lamaze Childbirth Educator Database. We targeted an area with a relatively high per capita income, a young well educated population, which is within relative proximity to busy obstetrical hospitals.

      We intend to establish one of two Mothers Supercare Centers in or around the Town of Weston in Broward County, Florida. Not only does the area meet our demographic criteria, but it is within close proximity to our corporate office. This close proximity will enable Management to provide hands on attention to every detail of the development of the first center. It will also allow Management to leverage off of their own reputations in the community.

      In order to determine a specific site for the Center in the Weston area, the following is needed: identify commercial areas that are easily accessible within the area and that have plenty of parking, and evaluate traffic flow on interstates and roads leading to site. This will be best accomplished working with the Chamber of Commerce in the area and commercial real estate agent.

      New Jersey was selected as an area for the second center. In 2002 according to the U.S. Department of Commerce, New Jersey had the second highest per capital personal income in the United States. Also according to the U.S National Vital Statistic data in 2002, New Jersey is one of the ten States that have the highest number of births in the United States and it is densely populated. Management Selected Middlesex/Monmouth/Ocean counties as the site for the second center because these counties had several major obstetrical hospitals, the largest numbers of births within a 30 mile radius, and it is one of the wealthiest areas in the State

      Management estimates that the cost of developing and/or opening its first Mothers Supercare Center will be approximately $2,500,000. We believe that it will take approximately nine months to open our first center.

The Market

      According to the National Center for Health Services, there are slightly more than four (4) million babies born each year in the United States, which translates into approximately four (4) million mothers, Management estimates that of the four (4) million new mothers each year, three (3) million attend some type of childbirth education classes (prenatal/postpartum). Additional information, which we believe would contribute to a strong need for our services is that according to the International Health Racket & Sports club Association Trend Report 52% of health club members are women. 18-34 year-olds Comprise 11.5 million members and are the traditional main stay of the health club industry. In a 2003 survey of adults 18 years old or older about massage by the Opinion Research Corporation, 99% of 18 - 24 year olds and 95% of 25 - 34 year olds agreed that massage can be beneficial to health. Management believes that this information supports our belief that pregnant and postpartum women will seek our massage services.

      According to the "Planning for Baby" document from Virgina Polytechnic Institute, the minimum average expenditure for baby related items during pregnancy is $6,200. The US Department of Agriculture estimated that the expenditure for baby related items from birth to one year of age ranges from $9,510 (middle income) to $14,100 (upper income). Based on these figures, the average expenditures per family required from pregnancy to one year after birth for baby related items ranges from $15,710 to $20,300 for our target market (middle and upper income mothers). In addition, maternity apparel is a $1.2 Billion market, according to Mother's work. This averages to an expenditure of $300 per women for maternity clothes.

Sales and Marketing

      We intend to employ sales representative who will visit hospitals, private offices of obstetricians, gynecologists, pediatricians, lactation consultants, registered nurses, certified nurses, mid-wives, birthing centers, doulas, infertility centers, pre-school centers, childcare centers, religious institutions, corporations and retail establishments within a 30 mile radius of the Mothers Supercare Center. They will distribute advertising and promotional literature and enlist professional support in providing referrals to the Centers.

      We intend to advertise in local journals, media advertising through local newspapers, radio and television stations, organize seminars at our center and other locations, conduct mass mailings, contact corporate human resources departments and utilize our website and catalog for marketing purposes. We will also seek to become a key player in the community for worthwhile causes thus increasing our reputation and visibility. We will also seek to enter into strategic arrangements with businesses that we feel are complementary to our mission and synergistic to our business.

      We believe that with our unique all in one concept and the reputation of Dr. Francine Nichols, our Executive Vice President of Education and Services, we will also engender interest from the local press in areas where we are opening centers.

Franchising

      Once we have established consumer awareness of our Mothers Supercare Centers, we intend to offer franchise opportunities for others to duplicate the Mothers Supercare Concept. In exchange for a franchising fee and a percentage of profits we will allow the franchises to utilize the Mothers Supercare Center name and concept. We will assist the franchise in choosing a specific location within their territory, the design of the center and in the hiring of employees and retention of the appropriate consultants and therapists. We will also allow their members to utilize our website and provide them access to our educational bulletins. We believe that in addition to providing revenue, franchising will increase the public's awareness of the Mothers Supercare Centers' concept.

      The projected market for franchisees will be comprised of Entrepreneur/Individuals who are currently already in one segment (such as education, retail, fitness or spa area) of the prenatal and postpartum area. These individuals are already knowledgeable about specific aspects of the prenatal and postpartum areas and are also potential franchisees. This could be hospital or other maternal-child agencies, healthcare, professionals, retail stores who specializes in maternal and infant health products, or a spa or fitness agency that already has prenatal and postpartum classes or training. This approach will decrease risk because franchisees will already be successful in providing resources and product to expectant and new parents in a specific area. Training will be provided by us to increase franchisees knowledge and skills.

      We will implement the following controls to provide uniformity and consistency of franchisees. These controls will also decrease risk. The controls are:

      o All educators (prenatal, postpartum, fitness) must have at least 2 years of experience and must be currently national certification by a leading certification organization in their specialty area. For example, Lamaze childbirth educators must be certified by the Lamaze International Association.

      o All spa treatment staff must have at least 2 years of experience and must be currently certified by a leading national certification organization in their specialty area and training in the pregnancy and postpartum area.

      o All fitness experts must have at least 2 years of experience and must be currently certified by a leading national certification organization in their specialty area and training in the pregnancy and postpartum areas.

      o Curriculum for each type of education classes will be developed by Dr. Nichols and staff and franchisees must use the approved curriculum for teaching classes. Only specific classes approved by Getting Ready can be taught by franchisees.

      o Four manuals with policies and procedures related to a specific area will be developed:

                                            Merchandising/Marketing
                                            Operations
                                            Personnel/Human Resources
                                            Sales

      o Franchisees must follow these manuals in developing, conducting and evaluating business activities.

      o     Franchisees must have their site pre-approved by us

      o Franchisees must follow design and appearance standards that were developed by us

      o Only certain services and product may be offered for sale by franchisees

      o     Franchisees must follow certain methods of operation

      o     Franchisees must purchase products and services from us.

Competition


      Almost all of competitors and potential competitors presently have considerably greater financial and other resources, experience and market penetration than us. Management believes that we may be able to distinguish GRC by consolidating the fragmented industry and by providing a comprehensive center that addresses the total needs of women and their families. We believe that no company currently provides the scope of products and services that we intend to offer. We will hire only the most qualified professional staff. All registered nurses, physical therapists, massage therapists and esthesticians will be licensed or registered by the State. All childbirth educators, lactation consultants and pregnancy and postpartum fitness professionals will be certified. This will increase the quality of the services provided and decrease our risks related to competitors as their hiring standards vary widely. Management believes that we will be the only company to provide all services-education, fitness, spa services and products-at one location while our competitors offer only certain aspects (usually one) such as education, fitness or products.


Our competition may include, but not be limited to, the following:

      Retail Stores: Retail stores include maternity shops and infant stores, infant/juvenile stores, health food centers, sporting goods outlets, and beauty/spa supply outlets. Maternity shops focus primarily on providing maternity clothes and accessories for pregnant women. Infant stores such as Babies R' Us, Toys R' Us, etc. provide only products for infants. Large stores such as Walmart, Target and department stores provide products for pregnant women and infants in separate departments. Management does not know of any retail store that provides prenatal and parenting educational services and counseling, and fitness center and spa services.

      Prenatal and Parenting Education: Prenatal and parenting education is provided primarily by hospitals and independent childbirth educators and lactation consultants. A few hospitals provide limited lactation supplies through their maternity units. Women usually attend the classes that are recommended by their obstetrician because finding classes can be difficult. Individual fee based counseling or educational services are not a part of the typical prenatal and parenting education programs. The major competitor is

Lamaze, a non-profit organization that teaches only their own method and are not opened to other methods which differentiates us from them. Their environment is generally cold and sterile. They do not offer retail products and do not have a fitness or spa services.

      Counseling Centers: Psychological, prenatal through postpartum and parenting counseling services are provided by licensed independent healthcare professionals nurses, physicians, social workers and psychologists. Women and their families depend on referrals from professionals, family and friends in order to find licensed professionals that may meet their needs. Many do not get help that is needed because of the difficulty in finding someone who can help them with their specific problem.

      Fitness Centers: The major competitors are two (2) womens fitness centers, "Curves for Women" and "Shapes for Women". Both of these centers do not specialize in the prenatal and postnatal period. They are not in the retailing childbirth education or spa services industry. While there are a few health clubs that provide some training for women during pregnancy, this is not the main focus of any of these centers. Training during the postpartum period is usually based on the usual fitness training with only some modifications. There are several large fitness centers that cater to fitness and weight loss. Many women are reluctant to work out at a regular fitness center because of their changing bodies during pregnancy and their altered shape during the postpartum period. Also, most regular fitness centers use their regular training programs with only some modifications for pregnant and postpartum women rather than programs designed specifically for the pregnant and postpartum woman.

Spa Services

      There are no major competitors in this field. However, every major city and town has some form of a Spa facility. None of these Facilities specialize in the prenatal, postnatal arena and do not have the full services we do. Intellectual Property Rights

      We intend to file a trademark for "Mothers Supercare Centers." To our knowledge there is no other party who has filed a trademark on the name "Mothers Supercare Centers."

Employees


      As of November 30, 2004, we had three full time employees. We have entered into employment agreements with our Chief Executive Officer (Mr. Rose), our Executive Vice President for Education and Services (Dr. Francine Nichols) and our Executive Vice President for Marketing (Lori Majeski), which agreements are effective upon the effectiveness of this Registration Statement. Each of these three will be full time employees of ours. Our future success depends in significant part upon obtaining and retaining highly qualified, key operational and management personnel.


      Competition for such personnel is intense, and there can be no assurance that we can retain our future employees or that we can assimilate or retain other highly qualified personnel in the future.

Government Regulation

      Our operations and business practices will be subject to federal, state and local government regulations in the various jurisdictions in which our Mothers Supercare Centers will be located, including:

      o general rules and regulations of the Federal Trade Commission (the "FTC"), state and local consumer protection agencies and state statutes that prescribe provisions of membership contracts and that govern the advertising, sale, financing and collection of membership fees and dues; and

      o     state and local health regulations;

The products marketed in our retail center require no governmental approvals by us.

      We will hire only the most qualified professional staff. All registered nurses, physical therapists, massage therapists, and esthesticians will be licensed or registered by the State. All childbirth educators lactation consultants and pregnancy and postpartum fitness professionals will be certified. these professionals have obtained their licenses and or certifications prior to working for the company, therefore no waiting time is required. Hiring the most qualified professional staff will increase safety and decrease risks for the woman. In addition, special attention will be given to increasing the woman's safety through the architectural design of the center, e.g. no stairs and the installation of a well padded floor in the exercise room.

      We believe we have structured our operations in a manner that they will be in material compliance with all applicable statutes, rules and regulations. Our failure to comply with these statutes, rules and regulations may result in fines or penalties.

Legal Proceedings

      We are not party to any material legal proceedings, nor to the knowledge of GRC, is any such proceeding threatened against it. Our Chief Executive Officer, Sheldon R. Rose filed for personal bankruptcy in 2001. The reasons that necessitated Mr. Rose's filing were large amounts of capital that he infused into his company, The Rose Group Corporation and his personal guarantee of liabilities of the Rose Group Corporation.

Facilities

      We do not own any real property. We maintain our principal offices at 8990 Wembley Court, Sarasota, Florida 34238. Such office space is on premises owned by our CEO, Sheldon Rose, and is provided to us at no cost. Once we receive funding under the Equity Line of Credit, we intend to lease an office in the Sarasota area. We expect that rent will be approximately $1,500 per month. We do not yet have any specific agreements for the development of our initial Mothers Supercare Centers.

                                 OUR MANAGEMENT

--------------------------------------------------------------------------------
Name                  Age     Position
--------------------------------------------------------------------------------
Sheldon Rose          65      Chairman, CEO & President
--------------------------------------------------------------------------------
Francine Nichols      67      Executive Vice President of Education & Services
                              and Director
--------------------------------------------------------------------------------
Lori Majeski          50      Executive Vice President for Sales & Marketing
                              and Director
--------------------------------------------------------------------------------

      We have a board of directors consisting of three directors. Listed below is certain information concerning those who will serve as directors and executive officers of ours. Each of our executive officers is a full time employee of ours.

      Mr. Rose is a founder of GRC and has served as our Chief Executive Officer since inception. Mr. Rose has had extensive business experience with American Machine & Foundry Co. (1960-1964) where he completed his services as the Manager of Long Range Planning for the Aerospace General Engineering Division. Mr. Rose also worked for Cutler Hammer Corporation in Sales Management from 1964-1968. From 1969-1972, he was Vice President of Marketing for Computer Solutions, Inc., a computer time-sharing company offering services to accountants, distributors and small to medium size business organizations. From 1972-1975, he was Corporate Acquisition Marketing Manager for Teleprocessing Industries, a division of the Western Union Company. From 1975-1982, he was President of Ambassador Corporation, a prenatal and postpartum product Services Company. From 1982 through March 1997, he was affiliated with Diplomat Corporation as its founder, Chairman and Chief Executive Officer. Diplomat was a public company traded on the Nasdaq Stock Market. From 1997 through 2001, he was the Chairman and CEO of the Rose Group Corporation a public company providing prenatal/postpartum products, through electronic e-commerce. Mr. Rose filed for personal bankruptcy in 2001.

      Dr. Nichols is a founder of GRC and is a director and has served as Executive Vice President of Education and Services to us since inception. In 1984, Dr. Nichols received her Ph.D degree in nursing from the University Of Texas in Austin, with an emphasis in parent child research and child health issues. Her professional appointments include: Coordinator, Maternal-Child Health Graduate Program, Wichita State University, Wichita, KS (1984-1991); Clinical Assistant Professor, Pediatrics, University of Kansas School of Medicine, Wichita, KS (1989-1991); and Visiting Professor (1998) and Professor (1999-present), Georgetown University, Coordinator of Women's Health, (1998-2001) and Coordinator, Summer Genetics Institutes (1999-present).

      Dr. Nichols is President of MCH Consultants (from 1985-present) that specializes in maternal and child health care. She has conducted many research and development studies on maternal and child health products for corporations. She is the author of five professional textbooks and numerous articles in the area of maternal and child health. Dr. Nichols has developed consumer and health professional perinatal education programs for private and government agencies and internationally (China, Dominican Republic, and Mexico).

      Dr. Nichols has served on numerous community and professional Boards in the maternal and child health area. She was President and a board member of LAMAZE International from 1984 through 1991, the National LAMAZE Childbirth Organization headquartered in Washington, D.C. She currently serves On the Executive Board of the Bay Clinic, Inc., a community health Agency for underserved populations in Hawaii.

      Ms. Majeski is a founder of GRC and has acted as our Executive Vice President for Sales and Marketing since formation. She has been actively engaged in the marketing and product development field for over twenty-three years, and has spent the past four years operating her own consulting company. Prior thereto, Ms. Majeski worked for the Rose Group Corporation, a public company providing prenatal/postpartum products, for two years. Her consulting activities focus upon retail, marketing, merchandising and product development services for children's education toys, juvenile accessories and infant and children's apparel. Prior to founding her own consulting company, Ms. Majeski worked for various manufacturers where she was directly responsible for the design, product development, production and merchandising of high-end children's wear apparel lines for the Walt Disney company and affiliated entities thereof.

      We intend to utilize Arnold L. Tanis, M.D., F.A.A.P. as our medical expert on an as needed basis. There are no guarantees or minimums associated with the arrangement. Mr. Tanis is a board certified pediatrician. He has received numerous awards and recognitions and has appeared in multiple network media productions and has published extensively on parenting and childcare topics.

Compensation of Executive Officers

      No officers or directors of ours received any compensation for services to us during any of the last three fiscal years.

Employment Agreements

      We have entered into three-year employment agreement with each of our three executive officers, which will be effective upon the effectiveness of the registration statement pertaining to our equity line of credit. They each will receive a salary of $100,000 per year. If our revenues, during year one of the agreements exceed $1.1 million, each of the three employees will receive $25,000 bonuses. If our revenues during year two exceed $7.3 million, each of the three employees will receive $75,000 bonuses. If our revenues during year three exceed $17.6 million, each of the three employees will receive $100,000 bonuses. They also are entitled to a car allowance of $700 per month and reimbursement for business expenses incurred by them.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We currently maintain our principal offices at the residence of our Chief Executive Officer, Sheldon Rose. We do not pay any rent for such offices. In connection with the formation of GRC, we issued 33,309,645 shares of our common stock to our Chief Executive Officer, 16,654,822 shares to Lori Majeski, a director and Executive Vice Prsident for Sales and Marketing our Executive Vice President and 16,654,822 shares to Dr. Francine Nichols, a Director and Executive Vice President of Education and Services. These shares were issued as founder's shares.


      Our Chief Executive Officer, Sheldon R. Rose has loaned us an aggregate of $107,310 to date. Mr. Rose's brother, Steven H. Rose, has loaned us an aggregate of $25,000. These loans bear interest at twelve (12%) percent per annum. The loans are due in January 2005 but we intend to repay them out of draws made against the Equity Line of Credit. We utilized the proceeds of such loans for costs related to our developmental activities, including, but not limited, to web site development fees, professional costs, computer costs and the initial payment to Cornell Capital.

      Effective July 2004, GRC entered into an Equity Line of Credit Agreement. Under this agreement, we may issue and sell to Cornell Capital Partners Common Stock for a total purchase price of up to $10.0 million. Subject to certain conditions, we will be entitled to commence drawing down on the Equity Line of Credit when the sale of the Common Stock under the Equity Line of Credit is registered with the Securities and Exchange Commission and for two years thereafter. The purchase price for the shares will be equal to 95% of the market price, which is defined as the lowest closing bid price of the Common Stock during the five trading days following the notice date. Since Cornell may purchase the shares at a discount to the market price, the result is that the lower the stock price at the time of conversion the more shares Cornell will receive. There is no upper limit on the amount of shares that Cornell will receive in connection the equity line. A cash fee equal to five percent (5%) of the cash proceeds of the draw down is also payable at the time of funding. In addition, Cornell Capital Partners will receive, a $50,000 as a structuring fee ($25,000 of which has been paid). To date, GRC has not drawn down on the Equity Line of Credit. Other than the Equity Line of Credit, no other financing agreement is currently available to GRC. The Equity Line of Credit Agreement does not involve affiliated persons of GRC, natural, or corporate.


      In July 2004, GRC issued $300,000 in convertible debentures to Cornell Capital Partners, LP. The debentures were issued to satisfy the $300,000 commitment fee since we did not have the necessary cash available. These debentures are convertible into shares of Common Stock at a price equal to the lowest volume weighted average price of our common stock on the OTC Bulletin Board during the five (5) trading days immediately preceding conversion. These convertible debentures are non-interest bearing and are convertible at the holder's option. These convertible debentures have a term of three years. At our option, if not converted, these debentures may be paid in cash in three years.


      In August 2004, we entered into a Business Development Agreement with Celerity Systems, Inc. ("CSI"). Pursuant to the agreement, Celerity will, upon request, provide us managerial assistance including significant guidance and counsel in management, operations or business objectives and policies. Such assistance may include strategic and financial planning, designing budgets and control systems. In exchange for such services, GRC issued Celerity an aggregate of 5,925,000 shares of our common stock. Celerity is an underwriter in the distribution of the shares to its shareholders.

                             PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management


      The table below lists the beneficial ownership of our common stock, as of November 30, 2004, by each person known by us to be the beneficial owner of more than 5% of our common stock, by each of our directors and officers and by all of our directors and officers (for purposes of this chart we have deemed Dr. Francine Nichols as an executive officer) as a group.


---------------------------------- ------------------------------------ -------------------------------------
Stockholder                        Shares Beneficially Owned (1)        Percentage Ownership
---------------------------------- ------------------------------------ -------------------------------------
                                        (prior to offering)                  (after offering)
Sheldon R. Rose (2)                         33,309,645                42.59%                      42.59%
c/o Getting Ready Corporation
8990 Wembley Court
Sarasota, Florida 34238

Dr. Francine Nichols                        16,654,822                21.30%                      21.30%
c/o Getting Ready Corporation
8990 Wembley Court
Sarasota, Florida 34238

Lori Majeski                                16,654,822                21.30%                      21.30%
c/o Getting Ready Corporation
8990 Wembley Court
Sarasota, Florida 34238

Celerity Systems, Inc.(5)                    5,925,000                  7.5%                        2.5%
122 Perimeter Park Drive
Knoxville, TN 37922

All officers and directors                  66,619.290                85.18%                      85.18%
      as a group (3 persons)

----------
(1) Based on an aggregate of 78,206,919 shares outstanding as of the date hereof.

(2) Includes 8,978,215 shares owned by Mr. Rose's wife, an aggregate of 4,000,000 shares owned by his children and 250,000 shares owned by his brother-in-law.

(3) Includes an aggregate of 500,000 shares of common stock owned by Ms. Majeski's children.

(4) Includes an aggregate of 4,000,000 shares of common stock owned by Dr. Nichols' family.

(5) It is assumed that Celerity will distribute 3,910,500 of the shares owned by them and that they will retain 2,014,500 shares.

* Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

      We are authorized to issue two classes of capital stock, consisting of 499,000,000 shares of common stock, $.0001 par value and 1,000,000 shares of Preferred Stock, $.0001 par value. There are 78,206,919 shares of our common stock issued and outstanding. The holders of shares of our common stock are entitled to elect all of the directors and to one vote per share on all matters submitted to shareholder vote. Holders of shares of our common stock do not have preemptive or preferential rights to acquire any shares of our capital stock, and any or all of such shares, wherever authorized, may be issued, or may be reissued and transferred if such shares have been reacquired and have treasury status, to any person, firm, corporation, trust, partnership, association or other entity for consideration and on such terms as our board of directors determines in its discretion without first offering the shares to any shareholder of record. Holders of our common stock are entitled to receive ratably dividends, subject to the rights of the holders of Preferred Stock (if any), as may be declared by our Board of Directors out of funds legally available therefore.

      All of the shares of our authorized capital stock, when issued for such consideration as our board of directors may determine, shall be fully paid and non-assessable. Our board of directors has the discretion and may, by adoption of a resolution, designate one or more series of preferred stock and has the power to determine the conversion and/or redemption rights, preferences and privileges of each such series of preferred stock provided that such conversion and/or redemption rights, preferences and privileges of any series of preferred stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued series of preferred stock.

Warrants

      We have an aggregate of 793,081 warrants outstanding. Each warrant entitles the holder to purchase one share of common stock at $.045 per share for a period of three years commencing December 12, 2002. Holders of warrants have no voting rights or other rights of shareholders.

Shares eligible for resale

      Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

      Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

      In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.


Market for Common Stock

There is no market public trading market for our shares. We have outstanding options to purchase 793,081 shares of our stock. We have a $300,000 convertible debenture outstanding which is convertible at a price equal to the lowest volume weighted average price of our common stock during the five (5) trading days preceding conversion. There is no upper limit on the amount of shares that they may be issued upon conversion of the notes.


Transfer Agent

      Our transfer agent is Island Stock Transfer. The address is 100 First Avenue South, Suite 212, St. Petersburg, Florida, 33701.

Limitation of Liability: Indemnification

      Our Certificate of Incorporation and by-laws include an indemnification provision under which we have agreed to indemnify directors of GRC to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director of GRC.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of GRC pursuant to the foregoing, or otherwise, GRC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                THE DISTRIBUTION

Introduction

      In September 2004, Celerity's board of directors declared a distribution payable to the holders of record of outstanding Celerity common stock at the close of business on October 20, 2004. A record date has been set for October 20, 2004 Celerity will act as an underwriter and distribute the 3,910,500 shares to its stockholders. We determined the ratio by dividing the 3,910,500 shares to be distributed by the total number of shares outstanding on the record date (4,788,180,403) Accordingly, the distribution will consist of one of our shares for approximately every 1,224.442 share of Celerity common stock owned on the record date. We currently anticipate that the distribution will be effected near the effective date of the registration statement.

      As a result of the distribution, 5% of our outstanding shares will be distributed to Celerity stockholders. Immediately following the Distribution, Celerity will own 2,014,500 of our shares and we will be an independent public company. Our shares that are being issued to the Celerity shareholders will be distributed by book entry. Instead of stock certificates, each Celerity stockholder that is a record holder of Celerity shares on the record date will receive a statement of such stockholder's book entry account for the Getting Ready shares distributed to such stockholder. Account statements reflecting ownership of our shares will be mailed shortly after the distribution date. Our shares should be credited to accounts with stockbrokers, banks or nominees of Celerity stockholders that are not record holders after the effective date of the distribution.

Reasons for Distribution

      The board of directors and management of Celerity believe that the distribution is in the best interests of Celerity, Getting Ready and the Celerity stockholders. Celerity believes that the distribution will enhance value for Celerity stockholders and give us the financial and operational flexibility to take advantage of its business plan.

Manner of Effecting the Distribution

      The distribution will be made on the basis of one of our shares for approximately every 1,224.442 shares of Celerity common stock outstanding on the record date. An aggregate of 3,910,500 of our shares owned by Celerity will be distributed to Celerity stockholders. The shares to be distributed will constitute 5% of our outstanding shares. Immediately following the distribution, Celerity will own 2,014,500 of our shares and we will be an independent public company.

      The shares of our stock being distributed will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See "Description of Securities".

      Celerity will use a book entry system to distribute our shares to Celerity's shareholders in the distribution. Following the distribution, each record holder of Celerity stock on the record date will receive from the distribution agent a statement of our shares credited to the stockholder's account. If you are not a record holder of Celerity stock because your shares are held on your behalf by your stockbroker or other nominee, your Getting Ready shares should be credited to your account with your stockbroker or nominee after the effective date of the registration statement. After the distribution, stockholders may request stock certificates from our transfer agent instead of participating in the book entry system.

      No fractional shares of our stock will be issued. If you own a fractional share of Celerity common stock as of the record date or own a number of Celerity shares that is not a multiple of 1,224.442 you will receive the next higher whole number of our shares in the Distribution. If you own less than 1,224.442 shares you will receive one of our shares.

      No Celerity stockholder will be required to pay any cash or other consideration for the our shares received in the distribution, or to surrender or exchange Celerity shares in order to receive our shares. The distribution will not affect the number of, or the rights attaching to, outstanding shares. No vote of Celerity stockholders is required or sought in connection with the distribution, and Celerity stockholders will have no appraisal rights in connection with the distribution.

      In order to receive our shares in the distribution, Celerity stockholders must be stockholders at the close of business on the record date. Celerity is acting as an underwriter in the distribution of our shares.

Results of the Distribution


      After the distribution, we will be a reporting public company. Immediately after the distribution, we expect to have approximately 600 holders of record of our shares, and 78,206,919 shares outstanding. The distribution will not affect the number of outstanding Celerity shares or any rights of Celerity stockholders.

Quotation and Trading of our shares


      Neither us nor Celerity makes recommendations on the purchase, retention or sale of shares of Celerity common stock or our common stock. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

      If you do decide to purchase or sell any Celerity or our shares, you should make sure your stockbroker, bank or other nominee understands whether you want to purchase or sell Celerity common stock or our Shares, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

      There is not currently a public market for our shares, although a when-issued market may develop prior to completion of the distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the distribution, and if the distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the distribution, when-issued trading in respect of our shares will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We anticipate that the our shares will trade on the Over The Counter Bulletin Board under the proposed symbol GRCI.

      Our shares distributed to Celerity stockholders will be freely transferable, except for shares received by persons who may be deemed to be affiliates of ours under the Securities Act of 1933, as amended (the Securities
Act). Persons who may be deemed to be affiliates of our after the distribution generally include individuals or entities that control, are controlled by, or are under common control with us and may include certain directors, officers and significant stockholders of ours. Persons who are affiliates of ours will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

      There can be no assurance as to whether our shares will be actively traded or as to the prices at which our shares will trade. Some of the Celerity stockholders who receive our shares may decide that they do not want the shares and may sell our shares following the distribution. This may delay the development of an orderly trading market in our shares for a period of time following the distribution. Until our shares are fully distributed and an orderly market develops, the prices at which our shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for our shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, our results of operations, what investors think of us and our business, the amount of dividends that we pay, changes in economic conditions in our industry and general economic and market conditions.

      In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of our shares.

Federal Income Tax Consequences of the Distribution

      The following discussion summarizes the material U.S. federal income tax consequences resulting from the distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

      The following summary is for general information only and may not be applicable to stockholders who received their shares of Celerity stock pursuant to an employee benefit plan or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code. Each stockholder's individual circumstances may affect the tax consequences of the distribution to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each Celerity stockholder is advised to consult his own tax advisor as to the specific tax consequences of the distribution and the affect of possible changes in tax laws.

General

      This distribution does not qualify as a tax-free distribution under
Section 355 of the Code. The corporate-level tax would be based upon the excess of the fair market value of our shares on the distribution date, over Celerity's adjusted tax basis for such shares on such date. Each Celerity stockholder who receives our shares in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the distribution date. Stockholders which are corporations may be subject to additional special provisions dealing with taxable distributions, such as the dividends received deduction and the extraordinary dividend rules.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO YOU, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Reasons for Furnishing this Document

      This document is being furnished to provide information to Celerity stockholders who will receive our shares in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Celerity or us. Neither Celerity nor us will update the information contained in this document except in the normal course of their respective public disclosure practices. However, this document will be amended if there is any material change in the terms of the distribution.

RELATIONSHIP BETWEEN CELERITY AND US FOLLOWING THE DISTRIBUTION


      For purposes of governing certain of the ongoing relationships between Celerity and us after the distribution, Celerity and us have entered into the Business Development Agreement described in this section.

      The business development agreement with Celerity is effective as of August 2, 2004, as amended on August 9, 2004. This agreement states that Celerity will in exchange for 5,925,000 shares of our common stock will provide GRC, upon request, significant guidance and counsel in management, operations or business objectives and policies. Such assistant may include strategic and financial planning, designing budgets and control systems. We believe that the terms and conditions of the business development agreement are as favorable to us as those available from unrelated parties for a comparable arrangement.


Celerity is acting as an underwriter in connection with the distribution of the 3,910,500 shares being distributed to Celerity's shareholders.

LEGAL MATTERS

      The validity of the common stock that we are offering will be passed upon for us by Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, New York, New York.

EXPERTS


      The audited financial statements as of September 30, 2003 and 2004, included in this prospectus have been so included in reliance on the report of Pender Newkirk & Company, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.


WHERE YOU CAN FIND MORE INFORMATION


      We have filed with the Securities and Exchange Commission the Registration Statement under the Securities Act of 1933, as amended, with respect to our Common Stock. This document does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this document as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. The Registration Statement and the exhibits thereto filed by us with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information can be obtained by mail from the Public Reference Branch of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov. We are required to comply with the reporting requirements of the Securities Exchange Act of 1934 and to file with the Commission reports, proxy statements and other information as required by the Exchange Act. Additionally, We are required to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders. These reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the Commission or obtained by mail or over the Internet from the Commission, as described above.

                            GETTING READY CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     For the Year Ended September 30, 2004,
                        For the Period November 26, 2002
                   (Date of Inception) to September 30, 2003,
              and the Period November 26, 2002 (Date of Inception)
                     through September 30, 2004 (unaudited)

             Report of Independent Registered Public Accounting Firm

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                              Financial Statements

                     For the Year Ended September 30, 2004,
                        For the Period November 26, 2002
                   (Date of Inception) to September 30, 2003,
              and the Period November 26, 2002 (Date of Inception)
                     through September 30, 2004 (unaudited)

                                    CONTENTS

Report of Independent Registered Public Accounting Firm
  on Financial Statements......................................................1

Financial Statements:

     Balance Sheet...........................................................F-2
     Statements of Operations................................................F-3
     Statements of Changes in Stockholders' (Deficit) Equity...........F-4 - F-5
     Statements of Cash Flows................................................F-6
     Notes to Financial Statements....................................F-7 - F-14

             Report of Independent Registered Public Accounting Firm

Board of Directors
Getting Ready Corporation
     (A Development Stage Enterprise)
Sarasota, Florida


We have audited the accompanying balance sheet of Getting Ready Corporation (a development stage enterprise) as of September 30, 2004 and the related statements of operations, changes in stockholders' (deficit) equity, and cash flows for the year ended September 30, 2004 and the periods November 26, 2002 (Date of Inception) through September 30, 2003 and 2004. These financial statements are the responsibility of the management of Getting Ready Corporation. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Getting Ready Corporation as of September 30, 2004 and the results of its operations and its cash flows for the year ended September 30, 2004 and the periods November 26, 2002 (Date of Inception) through September 30, 2003 and 2004 in conformity with accounting principles generally accepted in the United States of America.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $324,543 during the year ended September 30, 2004, has an accumulated deficit of $357,728 at September 30, 2004 and has not realized any revenue. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
November 16, 2004

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                                  Balance Sheet
                               September 30, 2004


  Assets
Current assets:
     Cash                                                             $   4,040
     Prepaid expenses                                                       250
     Deferred offering costs                                            303,565
                                                                      ---------
Total current assets                                                    307,855

Furniture and equipment, net of accumulated depreciation of $1,430        2,787

Web site development costs, net of accumulated amortization of 12,586    15,732
                                                                      ---------

                                                                      $ 326,374
                                                                      =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable                                                 $   7,226
     Accrued interest, related parties                                    8,635
     Due to related party                                                   510
     Notes payable, related parties                                     132,310
                                                                      ---------

Total current liabilities                                               148,681
                                                                      ---------

Note payable, less unamortized discount based on imputed
     interest rate of 12% of $81,662                                    218,338

Stockholders' deficit:
     Preferred stock, $0.0001 par value; 1,000,000 shares
         authorized, none issued
     Common stock; $.0001 par value; 499,000,000 shares
         authorized; 78,206,919 shares issued and outstanding             7,821
     Additional paid-in capital                                         338,429
     Prepaid services paid with common stock                            (29,167)
     Deficit accumulated during development stage                      (357,728)
                                                                      ---------
Total stockholders' deficit                                             (40,645)
                                                                      ---------

                                                                      $ 326,374
                                                                      =========



The accompanying notes are an integral part of the financial statements.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                            Statements of Operations


                                                                   Period                    Period
                                                                 November 26,              November 26,
                                                                2002 (Date of             2002 (Date of
                                      Year Ended              Inception) through        Inception) through
                                     September 30,              September 30,              September 30,
                                         2004                        2003                      2004
                                     ------------                ------------              ------------
Operating costs                      $      7,637                $     10,642              $     18,279
Amortization and depreciation              10,323                       3,693                    14,016
Insurance                                   2,021                       4,512                     6,533
Travel                                      3,942                       8,581                    12,523
Printing fees                               3,079                       3,079
Office expenses                            11,134                       3,857                    14,991
Consulting expenses                       202,707                     202,707
Professional fees                          72,161                      72,161
                                     ------------                ------------              ------------
                                          313,004                      31,285                   344,289

Interest expense                           11,539                       1,900                    13,439
                                     ------------                ------------              ------------

Net loss                             $   (324,543)               $    (33,185)             $   (357,728)

Net loss per share                   $       (.01)               $       (.00)             $       (.01)

Weighted average number
     of common shares                  62,277,701                  57,019,838                59,867,319
                                     ------------                ------------              ------------


The accompanying notes are an integral part of the financial statements.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

             Statements of Changes in Stockholders' (Deficit) Equity

                   For the Year Ended September 30, 2004, the
                            Period November 26, 2002
                   (Date of Inception) to September 30, 2003,
             and the period November26, 2002 (Date of Inception) to
                               September 30, 2004

                                                                                      Common Stock
                                                                         ------------------------------------
                                                                           Shares                   Amount
                                                                         ------------------------------------
Issuance of common stock to founders at par, November 2002               55,516,075                $    5,552

Authorization of stock to founder at par, November 2002

Issuance of common stock for cash, December 2002*                         1,586,161                       159

Net loss
                                                                         ------------------------------------
Balance, September 30, 2003                                              57,102,236                     5,711

Issuance of common stock for cash, January 2004*                            634,471                        63

Issuance of common stock for cash, May 2004 (.009 per share)                444,129                        44

Issuance of common stock for cash, May 2004*                                222,064                        22

Issuance of common stock for services, June 2004*                         2,775,804                       278

Issuance of common stock for services, July 2004*                         5,295,000                       593

Issuance of common stock to founder at par, July 2004                    11,103,215                     1,110

Amortization of prepaid services paid with common stock

Net loss for the year
                                                                         ------------------------------------
Balance, September 30, 2004                                              78,206,919                     7,821
                                                                         ====================================

*Common stock issued at $0.032 per share.

The accompanying notes are an integral part of the financial statements.

                   Deficit         Prepaid
                 Accumulated       Services
Additional         During         Paid With
 Paid-In         Development       Common
 Capital            Stage            Stock       Stock Payable       Total
------------------------------------------------------------------------------
$   (5,552)
    (1,110)                                       $    1,110
    49,841                                                         $    50,000
                 $  (33,185)                                           (33,185)
------------------------------------------------------------------------------
$   43,179       $  (33,185)                      $    1,110       $    16,815
    19,937                                                              20,000
     3,956                                                               4,000
     6,978                                                               7,000
    87,222                        $ (72,917)                            14,583
   177,157                                                             177,750
                                                      (1,110)
                                     43,750                             43,750
                   (324,543)                                          (324,543)
------------------------------------------------------------------------------
$  338,429       $ (357,728)      $ (29,167)      $                $   (40,645)
------------------------------------------------------------------------------

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                            Statements of Cash Flows

                                                                              Period                   Period
                                                                            November 26,             November 26,
                                                                            2002 (Date of            2002 (Date of
                                                        Year Ended       Inception) through       Inception) through
                                                       September 30,        September 30,            September 30,
                                                         ---------            ---------                ---------
                                                           2004                 2003                     2004
                                                         ---------            ---------                ---------
Operating activities
     Net loss                                            $(324,543)           $ (33,185)               $(357,728)
     Adjustments to reconcile net loss to net
     cash used by operating activities:
     Common stock issued for services                      236,083                                       236,083
     Amortization of discount on notes payable               4,804                                         4,804
     Depreciation and amortization                          10,323                3,693                   14,016
     Increase in prepaid expenses                             (250)                                         (250)
     Increase (decrease) in:
                 Accounts payable                            7,226                                         7,226
                 Accrued interest                            6,735                1,900                    8,635
                                                         ---------            ---------                ---------
     Total adjustments                                     264,921                5,593                  270,514
                                                         ---------            ---------                ---------
     Net cash used b operating activities                  (59,622)             (27,592)                 (87,214)
                                                         ---------            ---------                ---------

INVESTING ACTIVITIES
     Purchase of furniture and equipment                      (600)              (3,618)                  (4,218)
                                                         ---------            ---------                ---------
     Net cash used by investing activities                    (600)              (3,618)                  (4,218)
                                                         ---------            ---------                ---------

FINANCING ACTIVITIES
     Advances from a related party                                                  510                      510
     Increase in deferred offering costs                   (56,573)             (33,458)                 (90,031)
     Proceeds from issuance of common stock                 31,000               50,000                   81,000
     Proceeds from issuance of notes payable                89,810               14,183                  103,993
                                                         ---------            ---------                ---------
     Net cash provided by financing activities              64,237               31,235                   95,472
                                                         ---------            ---------                ---------

NET INCREASE IN CASH                                         4,015                   25                    4,040

CASH AT BEGINNING OF YEAR/PERIOD                                25
                                                         ---------            ---------                ---------
CASH AT END OF YEAR/PERIOD                               $   4,040            $      25                $   4,040
                                                         ---------            ---------                ---------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

      During the period November 26, 2002 (Date of Inception) through September 30, 2003, a stockholder contributed web site development costs of $28,317 in exchanged for a note payable.

      During the year ended September 30, 2004 and the period November 26, 2002 (Date of Inception) through September 30, 2004, the Company recognized $72,917 of prepaid consulting expenses in exchange for common stock.

The accompanying notes are an integral part of the financial statements.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                  For the Year Ended September 30, 2004 and the
      Period November 26, 2002 (Date of Inception) to September 30, 2003, and the period November 26, 2002 (Date of Inception) to September 30, 2004

1.    BACKGROUND INFORMATION

Getting Ready Corporation (the "Company") is a development stage enterprise that was incorporated under the laws of the State of Delaware on November 26, 2002. To date, the Company's activities have been limited to raising capital, organizational matters, and the structuring of its business plan. The corporate headquarters are located in Sarasota, Florida. The Company's planned line of business will be to offer prenatal, childbirth, postpartum and parenting services to women and their families via education, counseling, support services and products for women and infants that promote a healthy pregnancy, birth, postpartum and early parenting period.

The Company plans to accomplish these objectives by opening a "Mothers Supercare Center" which provides the above services in a shopping mall environment and to offer franchise opportunities for others to duplicate the concept.

2.    GOING CONCERN


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the year ended September 30, 2004, the period November 30, 2002 (Date of Inception) through September 30, 2003 and since November 26, 2002 (date of inception) through September 30, 2004, the Company has had a net loss of $324,543, $33,185 and $357,728, respectively. As of September 30, 2004, the Company has not emerged from the development stage. In view of these matters, recoverability of recorded fixed assets, intangible assets, and other asset amounts shown in the accompanying financial statements is dependent upon the Company's ability to begin operations and to achieve a level of profitability. Since inception, the Company has financed its activities principally from the sale of equity securities. The Company intends on financing its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.


3.    SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed are:

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Cash equivalents consist of all highly liquid debt instruments purchased with a maturity of three months or less. All cash is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.


      The Company's financial instruments include cash, accounts payable and notes payable. The carrying amounts of these financial instruments approximate their fair value, due to the short-term nature of these items. The carrying amount of the notes payable approximates their fair value due to the use of market rates of interest.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                  For the Year Ended September 30, 2004 and the
      Period November 26, 2002 (Date of Inception) to September 30, 2003, and the period November 26, 2002 (Date of Inception) to September 30, 2003

3.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Furniture and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, principally three to five years. Accelerated methods are used for tax depreciation. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When furniture and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciaiotn account are relieved, and any gain or loss is included in operations.

      The Company has incurred deferred offering costs in connection with raising additional capital through the sale of its common stock. These costs have been capitalized and will be charged against additional paid-in capital should common stock be issued for cash. If there is no issuance of common stock, the costs incurred will be charged to operations.

      The Company follows the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which establishes accounting standards for the impairment of long-lived assets such as property, plant and equipment and intangible assets subject to amortization. The Company reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset is less than its carrying amount, the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset. For the period presented there was no impairment recorded related to these long-lived assets.

      The Company capitalized the purchase of a domain name and development of a web-site according to EITF 00-2 and SOP 98-1. These costs were incurred for the application, graphics and infrastructure development. Future costs for the operation of the web-site will be expensed as incurred.

      Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending on the classification of the assets or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The principal types of temporary differences between assets and liabilities for financial statements and tax return purposes are set forth in Note 11.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                  For the Year Ended September 30, 2004 and the
      Period November 26, 2002 (Date of Inception) to September 30, 2003, and the period November 26, 2002 (Date of Inception) to September 30, 2004

3.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Basic and diluted earnings per share are computed based on the weighted average number of common stock outstanding during the period. Common stock equivalents are not considered in the calculation of diluted earnings per share for the periods presented because their effect would be anti-dilutive.

4.    FURNITURE AND EQUIPMENT

Furniture and equipment consist of:

                                                              September 30, 2004

      Furniture and Equipment                                       $3,917
      Software                                                         300
                                                                    ------
                                                                    $4,217
      Less accumulated depreciation                                  1,430
                                                                    ------
                                                                    $2,787
                                                                    ------

Depreciation expense for the year ended September 30, 2004, the period November 26, 2002 (date of inception) through September 30, 2003, the period November 26, 2002 (date of inception) through September 30, 2004 was $883, $547 and $1,430, respectively.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                  For the Year Ended September 30, 2004 and the
      Period November 26, 2002 (Date of Inception) to September 30, 2003, and the period November 26, 2002 (Date of Inception) to September 30, 2004

5.    WEB SITE DEVELOPMENT COSTS


Web site development costs consist of $28,318 capitalized costs and amortization expense for the year ended September 30, 2004, the period November 26, 2002 (date of inception) through September 30, 2003, and the period November 26, 2002 (date of inception) through September 30, 2004 was $9,440, $3,146 and $12,586, respectively.


6.    NOTES PAYABLE

Notes payable at September 30, 2004 consist of the following:

      Notes payable to a stockholder; 12% interest; interest only payments due monthly; with principal and unpaid interest
         due January 15, 2005; unsecured                                            $ 107,310

      Notes payable to a related party; 12% interest; interest only payments due monthly; with principal and unpaid interest
         due January 15, 2005; unsecured                                               25,000

      Convertible note payable, imputed 12% interest,
         both principal and interest are either due in full or
         can be converted into the Company's registered common
         stock at the lowest volume weighted average price
         on the due date of July 30, 2007 at the option of the
         lender, net of unamortized discount of $81,662                               218,338
                                                                                    ---------
                                                                                    $ 350,648
                      Less current portion                                           (132,310)
                                                                                    ---------
                                                                                    $ 218,338
                                                                                    =========

The aggregate principal maturing in subsequent years are as follows:


September 30,
-------------
   2005                                                  $132,310
   2006                                                         0
   2007 excluding unamortized
         imputed interest of $81,662                      218,338
                                                         --------
                                                         $350,648
                                                         ========


The terms of the above notes payable to a stockholder and a related party are not necessarily indicative of the terms that would have been incurred had comparable agreements been made with independent parties.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                  For the Year Ended September 30, 2004 and the
      Period November 26, 2002 (Date of Inception) to September 30, 2003, and the period November 26, 2002 (Date of Inception) to September 30, 2004

7.    COMMON STOCK ISSUED TO FOUNDER


In July 2004, the Company issued stock to the chief officer of the Company. This stock had been authorized by the Board of Directors at the founding of the Company in November 2002 but not issued at that time. The number of shares authorized was 1,000,000 shares at $0.01 par value (pre-split) or 11,103,215 shares at $.0001 per share after the split.


8.    PRIVATE PLACEMENT OFFERING

In December 2003, the Company authorized a private placement offering of its common stock of up to 2,800,000 shares at $0.50 per share (the "Offering") (pre-split amounts). The Company did not issue any shares of common stock related to the Offering. Effective May 2004, the Company cancelled the Offering in order to pursue the filing of Form SB-2 with the Securities and Exchange Commission.

The Company issued 1,586,161 shares of common stock through September 30, 2003 to willing investors and realized proceeds of $50,000. For the year ended September 30, 2004, the Company issued 1,300,664 shares of common stock to willing investors and realized proceeds of $31,000.

9.    WARRANTS

The following table summarizes information about warrants outstanding and exercisable as of September 30, 2003:

                                     OUTSTANDING WARRANTS                                 EXERCISABLE WARRANTS
                      -----------------------------------------------     ----------------------------------------------
                       NUMBER OF           WEIGHTED          WEIGHTED       WEIGHTED          NUMBER OF         WEIGHTED
                      UNDERLYING           AVERAGE            AVERAGE        AVERAGE           SHARES           AVERAGE
Exercise Price          SHARES          REMAINING LIFE         PRICE      REMAINING LIFE     EXERCISABLE         PRICE
--------------        ----------        --------------       --------     --------------     -----------        --------
   $0.045               793,081           2.13 years        $   0.045       2.13 years        793,081            $0.045

The following table summarizes information about warrants outstanding and exercisable as of September 30, 2004:

                                     OUTSTANDING WARRANTS                                 EXERCISABLE WARRANTS
                      -----------------------------------------------     ----------------------------------------------
                       NUMBER OF           WEIGHTED          WEIGHTED       WEIGHTED          NUMBER OF         WEIGHTED
                      UNDERLYING           AVERAGE            AVERAGE        AVERAGE           SHARES           AVERAGE
Exercise Price          SHARES          REMAINING LIFE         PRICE      REMAINING LIFE     EXERCISABLE         PRICE
--------------        ----------        --------------       --------     --------------     -----------        --------
   $0.045               793,081           1.13 years        $0.045          1.13 years        793,081            $0.045

10.      COMMITMENTS AND CONTINGENCIES

In June 2004, the Company entered into a six month agreement to be provided legal consulting services in exchange for 2,775,804 shares of the Company's restricted common stock. As of September 30, 2004, the Company had issued the 2,775,804 shares of restricted common stock valued at $87,500, of which the Company has recognized $58,333 as expense for the year ended September 30, 2004. The remainder has been shown as prepaid services paid with commont stock in the stockholders' deficit section of the balance sheet.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                  For the Year Ended September 30, 2004 and the
      Period November 26, 2002 (Date of Inception) to September 30, 2003, and the period November 26, 2002 (Date of Inception) to September 30, 2004

10.   COMMITMENTS AND CONTINGENCIES (CONTINUED)


On June 4, 2004, the Company entered into a consulting agreement with Cornell Capital Partners, LP ("Cornell") whereby Cornell would provide general advisory services to the Company for the purpose of strategic planning and assistance with mergers and acquisitions. The Company paid Cornell an initial fee of $25,000 upon the execution of the agreement with another $25,000 payment due upon the filing of a Registration Statement with the Securities and Exchange Commission. In addition, Cornell will receive $10,000 for structuring fees and $2,500 in fees for due diligence for a commitment to purchase up to $10,000,000 of the Company's common stock over a period of two years. Cornell will also receive compensation in the amount of five percent of the gross proceeds raised by Cornell. In addition, upon closing the transaction, the Company issued Cornell a debenture equal to $300,000 for fees, which is recorded net of imposed interest discount as a note payable on the balance sheet. As of September 30, 2004, Cornell has not raised any funds nor located any merger or acquisition targets for the Company.


The Company has an informal consulting arrangment with a physician to provide medical advise on an as needed basis. There is no fee guarantee or minimums associated with this agreement.

During July 2004, the Company entered into three-year employment agreements with each of our three executive officers, which will be effective upon the effectiveness of this Registration Statement. They each will receive a salary of $100,000 per year. If our revenues, during year one of the agreements exceed $1.1 million, each of the three employees will receive $25,000 bonuses. If our revenues during year two exceed $7.3 million, each of the three employees will receive $75,000 bonuses. If our revenues during year three exceed $17.6 million, each of the three employees will receive $100,000 bonuses. They also are entitled to a car allowance of $700 per month and reimbursement for business expenses incurred by them.

During July 2004, the Company signed an agreement with Celerity Systems, Inc. to provide managerial consulting services on a month to month basis. The Company will provide compensation for these services via the issuance of common stock equal to 7.5% of the Company's total outstanding common stock. During August 2004, the Company issued 5,925,000 shares of common stock as payment for these services per the agreement.

11.   INCOME TAXES

Deferred taxes are recorded for all existing temporary differences in the Company's assets and liabilities for income tax and financial reporting purposes. Due to the valuation allowance for deferred tax assets, as noted below, there was no net deferred tax benefit or expense for the year ended September 30, 2004 or for the period November 26, 2002 (date of inception) through September 30, 2003.

Reconciliation of the federal statutory income tax rate of 34 percent to the effective income tax rate is as follows:

                                                                 Period
                                                               November 26,
                                                              2002 (Date of
                                          Year Ended       Inception) through
                                         September 30,        September 30,
                                         -------------     ------------------
                                             2004                  2004
                                            ------                ------
Federal statutory income tax rate            (34.0)%               (34.0)%
State income taxes, net of tax benefit        (3.5)                 (3.5)
Deferred tax asset valuation allowance        37.5%                 37.5%
                                            ------                ------
Effective rate                                 0.0%                  0.0%
                                            ------                ------

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                  For the Year Ended September 30, 2004 and the
      Period November 26, 2002 (Date of Inception) to September 30, 2003, and the period November 26, 2002 (Date of Inception) to September 30, 2004

11.   INCOME TAXES (CONTINUED)

Deferred tax asset and liability components as of September 30, 2004 are as follows:

      Net deferred tax assets:
         Other                                                  $   7,809
         Capitalized start up costs                               125,834
                                                                ---------
                                                                  133,643
      Valuation allowance                                        (133,643)
                                                                ---------
      Net deferred income taxes                                 $       0
                                                                =========

Since management of the Company believes it is more likely than not that the net deferred tax asset will not provide future benefit, the Company has established a 100 percent valuation allowance on the net deferred tax asset as of September 30, 2004.



12.   RELATED PARTY TRANSACTIONS

During the period November 26, 2002 (date of inception) to September 30, 2003, the Company owed $510 to a related company for reimbursement for certain expenses paid on behalf of the Company. This amount is unsecured and non-interest bearing.

The Company's corporate offices are located within a stockholder's home and due to the minimal amount of space necessary, the fair value of the rental contribution has not been accrued.

The terms and amounts of the above transactions are not necessarily indicative of the terms and amounts that would have been incurred had comparable transactions been entered into with independent parties.

                            Getting Ready Corporation
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                  For the Year Ended September 30, 2004 and the
       Period November 26, 2002 (Date of Inception) to September 30, 2003, and the period November 26, 2002 (Date of Inception) to September 30, 2004

13.   AUTHORIZED SHARES AND STOCK SPLIT

During July 2004, the Company's board of directors approved a proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 shares to 499,000,000 shares, change the par value of the common stock $.001 to $.0001 per share and to authorize 1,000,000 shares of blank check preferred stock, par value $.0001 per share. The Company's directors also approved an 11.103215 to 1 stock split to holders of record on July 30, 2004. Accordingly, all references to number of shares in these financial statements have been adjusted to reflect the stock split on a retroactive basis.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the "DGCL," permits a provision in the certificate of incorporation of each corporation organized under the DGCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

      Section 145 of the DGCL, which we refer to as "Section 145," in summary, empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

      With respect to any action by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

      Our Certificate of Incorporation contains a provision that eliminates the personal liability of our directors to us and our stockholders for monetary damages for breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for, disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under the DGCL.

      Our Certificate of Incorporation requires us to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

      Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the Common Stock being registered.

SEC registration fee                                                   $1,173.15
Legal fees and expenses                                                   45,000
Accountants' fees and expenses                                            15,000
Printing expenses                                                         10,000
Miscellaneous                                                             826.85
                                                                       =========
      Total                                                            $  72,000
                                                                       =========

      All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      The following is a list of our securities that have been sold or issued by us during the past three years. Each of these securities were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act. There were no underwriting discounts or commissions paid in connection with the sale of these securities. Except as noted, all share numbers and related information give effect to the Company's 11.103125 for 1 stock split effective in July 2004.

      In connection with our formation in November 2002 and in July 2004, we issued our founders, Sheldon R. Rose, Dr. Francine Nichols and Lori Majeski 33,309,645, 16,654,822 and 16,654,822 shares respectively.

      In December 2002, and January 2004, we issued John and Melanie Maute an aggregate of 1,427,552 shares of common stock at $.03 per share. We also issued them warrants to purchase an aggregate of 396,540 shares of our common stock.

      In December 2002, we issued Robert Hyman 793,080 shares of common stock at $.03 per share. We also issued him warrants to purchase an aggregate of 396,540 shares of our common stock.

      In May 2004, we issued Perry and Nancy Gordon an aggregate of 666,193 shares of common stock at $.0495 per share.

      In May 2004, we issued Seth Farbman 2,775,804 shares of common stock for consulting services rendered.

      In August 2004, we issued Celerity Systems, Inc. an aggregate of 5,925,000 shares of common stock for services rendered.

ITEM 27. EXHIBITS

Exhibits Index


--------------------------------------------------------------------------------
3                Certificate of Incorporation and By-Laws *
--------------------------------------------------------------------------------
3.1(a)           Certificate of Incorporation of Getting Ready Corporation *
--------------------------------------------------------------------------------
3.1(b)           Certificate of Amendment of Certificate of Incorporation of
                 Getting Ready Corporation *
--------------------------------------------------------------------------------
3.2              Bylaws of Getting Ready Corporation *
--------------------------------------------------------------------------------
5.1              Opinion of Gersten, Savage, Kaplowitz, Wolf &Marcus, LLP *
--------------------------------------------------------------------------------
10               Material Contracts *
--------------------------------------------------------------------------------
10.1             Business  Development  Agreement by and between Getting Ready
                 Corporation and Celerity Systems, Inc.*
--------------------------------------------------------------------------------
10.2             Standby Equity Distribution Agreement by and between Getting
                 Ready Corporation and Cornell Capital Partners L.P.*
--------------------------------------------------------------------------------
10.3             Convertible Debenture dated July 30, 2004 *
--------------------------------------------------------------------------------
10.4             Employment Agreement with Sheldon R. Rose *
--------------------------------------------------------------------------------
10.5             Employment Agreement with Dr. Francine Nichols *
--------------------------------------------------------------------------------
10.6             Employment Agreement with Lori Majeski *
--------------------------------------------------------------------------------
10.7             Promissory Note in favor of Sheldon R. Rose
--------------------------------------------------------------------------------
10.8             Amendment to Business Development Agreement*
--------------------------------------------------------------------------------
23               Consents of Experts and Counsel *
--------------------------------------------------------------------------------
23.1             Consent of Pender Newkirk &Company
--------------------------------------------------------------------------------
23.2             Consent of Gersten, Savage, Kaplowitz, Wolf &Marcus, LLP *
--------------------------------------------------------------------------------
                 All other Exhibit's called for by Rule 601 of Regulation S-B are not applicable to this filing
--------------------------------------------------------------------------------
                 Financial Statement Schedules
--------------------------------------------------------------------------------
                 All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.
--------------------------------------------------------------------------------


* previously filed

ITEM 28. UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaw, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

      (3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of Sarasota, State of Florida, on November 19, 2004.


                                    GETTING READY CORPORATION


                                    By: /s/ Sheldon R. Rose
                                        ----------------------
                                        Sheldon R. Rose
                                        Chief Executive Officer
                                        and Principal Accounting Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.


 Name                                              Title                                 Date
-----------------------         ------------------------------------------          ------------------

Sheldon R. Rose                 Chief Executive Officer and Principal Accounting.   November 19, 2004
-------------------------       Officer and Director
/s/ Sheldon R. Rose


Dr. Francine Nichols            Director                                            November 19, 2004
-------------------------
/s/ Dr. Francine Nichols


Lori Majeski                    Director                                            November 19, 2004
-------------------------
/s/ Lori Majeski